Exhibit 10.7

PROCESSING AND SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into on April 6, 2006 but is effective as of the 1st day of April, 2006, by and between ONEOK BUSHTON PROCESSING, INC., a Delaware corporation (“OBPI”), ONEOK FIELD SERVICES COMPANY, L.L.C., an Oklahoma limited liability company, formerly known as ONEOK Field Services Company (“OFS”), and ONEOK, INC., an Oklahoma corporation (“ONEOK”) (OBPI, OFS and ONEOK, the “Parties” and each a “Party”). Capitalized terms used herein but not defined shall have the respective meanings set forth in the Contribution Agreement dated February 14, 2006 among ONEOK, Northern Border Partners, L.P., a Delaware limited partnership, and Northern Border Intermediate Limited Partnership, a Delaware limited partnership, as amended by the First Amendment to Contribution Agreement dated April 6, 2006 (as amended, the “Contribution Agreement”).

W I T N E S S E T H :

WHEREAS, OBPI owns and operates that certain gas processing facility in Rice and Ellsworth Counties, Kansas, commonly referred to as the “Bushton Plant” located on that property described on the attached Schedule 1 (the “Bushton Plant Site”);

WHEREAS, the Bushton Plant is comprised almost entirely of equipment leased by OBPI from the various Owner Trustees (the “Bushton Equipment”) under those certain leases dated November 26, 1991 entitled “Equipment Lease – Undivided Interest (Bushton Equipment Trust 1991-A)”, “Equipment Lease – Undivided Interest (Bushton Equipment Trust 1991-B)”, “Equipment Lease – Undivided Interest (Bushton Equipment Trust 1991-C)”, “Equipment Lease – Undivided Interest (Bushton Equipment Trust 1991-D)”, and “Equipment Lease – Undivided Interest (Bushton Equipment Trust 1991-E)”, originally by and between The First National Bank of Chicago, not in its individual capacity, but solely as trustee under the Trust Agreements that create the trusts described above, as Lessor, and Enron Gas Processing Company (now known as OBPI) as Lessee (collectively the “Equipment Leases” and each individually an “Equipment Lease”);

WHEREAS, OBPI has conveyed to OFS in the form of a dividend all its rights under all contracts to which it is a party or otherwise bound (to the extent assignable) and all its interest in the gas storage facility (the “Storage Facility”) adjacent to the Bushton Plant Site located on that property described on the attached Schedule 2 (the “Storage Area”), along with related assets;

WHEREAS, OBPI and OFS have entered into that certain Joint Usage Agreement dated of even date herewith pertaining to their rights to place assets upon, and have access to their pipelines, equipment and facilities located on, the property of the other, and other rights; and

WHEREAS, OFS desires that OBPI operate the Bushton Plant as an independent contractor exclusively for OFS during the term of this Agreement, and OBPI has agreed, subject to the terms of this Agreement, to so operate the Bushton Plant.

In consideration of the mutual promises and covenants herein contained, OBPI and OFS hereby agree as follows:

1. Engagement. OFS hereby engages OBPI, and OBPI hereby accepts such engagement, to provide processing and related services at the Bushton Plant for the benefit of OFS for the term set below and pursuant to the terms of this Agreement (the “Services”).

2. Term and Termination.

2.1 The initial term of this Agreement shall be for a period commencing with the date of this Agreement and continuing through the end of the “Term” under the Equipment Leases plus such additional time as shall be necessary for OBPI to fully and completely satisfy all of its obligations under all of the Equipment Leases and the other “Operative Agreements”, as defined in the Equipment Leases (the “Operative Agreements”).

2.2 If the Term for any Equipment Lease shall expire before the end of the Term of any of the other Equipment Leases, the term of this Agreement shall continue and OBPI shall continue to perform the Services until the end of the Term of all Equipment Leases, plus such additional time as shall be necessary for OBPI to fully and completely satisfy all of its obligations under all of the Equipment Leases and the other Operative Agreements.

3. Duties, Responsibilities and Authority of OBPI and OFS.

3.1 OBPI shall at all times retain sole possession and control of the Bushton Equipment.

3.2 OFS is a party (by assignment or otherwise) to various existing contracts and agreements related to the processing of gas and other products at the Bushton Plant (the “Existing Bushton Contracts”) and will likely enter into additional such contracts in the future (the “New Bushton Contracts,” together with the Existing Bushton Contracts the “Bushton Contracts”). Subject to all the terms and provisions of this Agreement, OBPI agrees to process gas at the Bushton Plant and otherwise operate the Bushton Plant in a manner necessary for OFS to fully satisfy its applicable obligations under the Bushton Contracts on the terms contemplated therein.

3.3 Within a reasonable time prior to entering into any New Bushton Contract or any material modification of any Bushton Contract, (i) OFS shall consult with OBPI regarding (A) the capacity and capability of the Bushton Plant, as configured, staffed and supplied at the time, to satisfy the requirements of such New Bushton Contract or such modification of a Bushton Contract, (B) any modifications or additions to the Bushton Plant that might be necessary in order to satisfy the requirements of such New Bushton Contract or such modification of a Bushton Contract, and any capital expenditures related thereto, (C) costs and expenses that would likely be incurred in order to satisfy the requirements of such New Bushton Contract or such modification of a Bushton Contract, and (D) such other material matters as either of the Parties shall request pertaining to the effect of the New Bushton Contract or such modification of a Bushton Contract, on the Bushton Plant and (ii) the Parties shall cooperate in good faith to develop new budgets as may be necessary for the Bushton Plant in accordance with Section 3.11 hereof.

3.4 OFS shall, within a reasonable time after entering into any New Bushton Contract or any material modification of any Bushton Contract, advise OBPI of the details of such New Bushton Contract or any such modification and, subject to any confidentiality obligations, deliver to OBPI a copy thereof, and OBPI shall thereafter have a reasonable time, in consultation with OFS, to develop and implement the procedures necessary to operate the Bushton Plant to allow OFS to meet its obligations under such New Bushton Contract or modification. OBPI shall have no obligation to OFS in regard to any provision of any New Bushton Contract or any modification of any Bushton Contract of which OBPI is not advised in writing by OFS.

3.5 Notwithstanding any contrary term or provision of this Agreement, nothing herein is intended to or shall require OBPI to take any action (including but not limited to operation of the Bushton Plant or any part thereof or use or operation of the Bushton Equipment or any part thereof) that is not authorized by, or that is prevented or prohibited by, the Equipment Leases or the other Operative Agreements.

3.6 At no time shall OFS have the right to direct OBPI with respect to the details and means by which the desired objectives of this Agreement are to be accomplished. OBPI shall not (i) voluntarily take the Bushton Plant out of service for periods longer than fifteen (15) days (and OBPI will notify OFS at least sixty (60) days prior to any such voluntary idling unless such voluntary idling is the result of an event or condition that requires idling in a shorter period of time in order to avoid damages to the Bushton Equipment, damages to persons who work at the Bushton Plant, violation of an applicable law or regulation, or any other event or condition that a reasonably prudent operator would address by idling the Bushton Plant more promptly) or (ii) allow the aggregate of all capital expenditures at the Bushton Plant for which OBPI seeks payment under Section 5.6 of this Agreement to exceed either $1,000,000 in the aggregate for any twelve-month period or $250,000 for any particular item or project, without the prior written consent of OFS, which consent shall not be unreasonably withheld, conditioned or delayed.

3.7 OBPI is an independent contractor and is not, and shall not be deemed to be, an agent, employee or legal representative of OFS, nor does it have any power or authority to bind OFS, unless OFS specifically delegates such authority to OBPI in writing.

3.8 All employees at the Bushton Plant shall be employees of either OBPI or ONEOK Services Company, an Oklahoma corporation.

3.9 Each Party shall (i) consult with the other from time to time as the other Party shall request, for the purpose of discussing the operations of the Bushton Plant and the Services and (ii) provide the other Party such information regarding the Bushton Plant and the Bushton Contracts as the other Party shall reasonably request.

3.10 OBPI represents that it will discharge its duties hereunder in good faith and with reasonable diligence and on a basis consistent with the standards of service provided by ONEOK to its Affiliates (as defined below) as of the date of this Agreement. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, OBPI MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT SHALL OBPI BE LIABLE TO OFS OR ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF THE SERVICES, REGARDLESS OF WHETHER OBPI OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT; PROVIDED HOWEVER, THAT OBPI SHALL BE LIABLE FOR ANY DAMAGES ARISING OUT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PRECEDING IS THE ONLY WARRANTY CONCERNING THE SERVICES AND ANY RESULTS, WORK PRODUCT OR PRODUCTS RELATED THERETO, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT. THE PARTIES UNDERSTAND, ACKNOWLEDGE AND AGREE THAT THE LEVEL OF COMPENSATION THE PARTIES HAVE AGREED TO ACCEPT IS PREDICATED ON THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. Notwithstanding the other provisions of this definition, OBPI’s Affiliates shall be deemed to exclude Northern Border Partners, L.P., and its direct and indirect subsidiaries.

“Person” means any individual, partnership, corporation, trust, limited liability company, or any other legal entity.

3.11 The Parties shall cooperate in the scheduling of maintenance and shall jointly develop annual budgets of operating expenses and capital improvements related to the Bushton Plant.

3.12 This is an exclusive agreement, and OBPI shall not operate or agree to operate the Bushton Plant for any Person other than OFS, nor will OBPI engage in any business or other activity other than (i) the operations of the Bushton Plant and (ii) other business or activity as is necessary to address events or conditions affecting OBPI that occurred or existed prior to the date of this Agreement.

3.13 OBPI will, and ONEOK will cause OBPI to, comply at all times during the terms of the respective Operative Agreements with all of OBPI’s obligations under this Agreement and each of the Operative Agreements.

3.14 OBPI will not, and ONEOK will not permit OBPI to, amend or modify, or permit other parties to amend or modify, any of the Operative Agreements, nor will OPBI, and ONEOK will not permit OBPI to, waive or seek any waiver of any of the provisions, terms or conditions of any of the Operative Agreements, in each case unless such amendment, modification or waiver will not have any materially adverse affect on the interest of OFS in this Agreement or on OFS’ rights or obligations (including pursuant to Section 5 hereof) under this Agreement.

3.15 During the term of this Agreement, OBPI will not, and ONEOK will not permit OBPI to, without the prior written consent of OFS (which OFS shall not unreasonably withhold, condition or delay), consolidate with or merge with or into any other person or entity or transfer, directly or indirectly, by sale, exchange, lease or other disposition, in one transaction or a series of related transactions to one or more persons or entities, all or any material portion of its assets, other than to a wholly owned subsidiary of ONEOK. During the term of this Agreement, ONEOK will not directly or indirectly, by way of merger or otherwise, transfer, sell, assign or convey any of the capital stock or other equity interests in OBPI to any person or entity, other than to a wholly owned subsidiary of ONEOK.

3.16 During the term of this Agreement, OBPI will, and ONEOK will cause OBPI to, keep all of OBPI’s assets and properties free and clear of any and all Liens (as defined in the Equipment Leases) other than Permitted Encumbrances (as defined in the Equipment Leases) and shall, promptly after becoming aware of any such Lien, take all steps necessary to discharge and remove promptly such Liens.

4. Equipment Leases.

4.1 OBPI shall immediately provide OFS with copies of any correspondence it receives related to any Operative Agreement and shall keep OFS fully informed of all matters related to the Operative Agreements, including any renewals or purchase options thereunder, in each case to the extent that such correspondence or matters are material to OFS’ rights and obligations under this Agreement. OBPI shall exercise renewal options or purchase options under the Equipment Leases as directed by OFS, so long as OFS provides OBPI notice on or before the date thirty (30) days prior to the deadline therefor under the Equipment Leases, and, provided that (i) there does not then exist any material default by OFS under the terms of this Agreement and (ii) OFS promptly pays to OBPI all costs and expenses incurred by OBPI in regard to such exercise, including but not limited to any amounts required by the Equipment Leases to be paid to purchase the Bushton Equipment upon the exercise of a purchase option. If renewal option(s) are exercised, the obligations of the Parties under this Agreement shall continue during the renewal term(s).

4.2 Upon the exercise of any purchase option under any of the Equipment Leases and the payment by OFS to OBPI of all costs and expenses associated therewith, OBPI will pay the purchase price therefor (which shall be reimbursable to OBPI pursuant to Section 5) and shall purchase the Bushton Equipment and immediately transfer it to OFS or its designee or, if authorized by the terms of the applicable Equipment Lease(s), cause the Bushton Equipment to be conveyed directly to OFS or the designee of OFS. In connection with any purchase of the Bushton Equipment, OBPI will transfer, assign and convey to OFS or its designee, at no additional cost, all of the real property owned or leased by OBPI.

4.3 To the extent that OBPI is required by the Equipment Leases or any of the other Operative Agreements to continue operation of the Bushton Plant or any of the Bushton Equipment and/or to disassemble and sell the Bushton Equipment after the expiration of the Equipment Leases, such activities will be conducted by OBPI at the expense of OFS.

5. Costs and Expenses. OFS shall reimburse OBPI for and shall pay to OBPI all reasonable costs and expenses incurred by OBPI and all other expenditures by OBPI whatsoever reasonably necessary in the operation and maintenance of the Bushton Plant (provided that all costs and expenses incurred and expenditures by OBPI in the operation and maintenance of the Bushton Plant in accordance with budgets approved by OFS shall be deemed to be reasonable and necessary), and OBPI will use its reasonable efforts to conduct its operations in accordance with budgets approved by OFS, including but not limited to the following:

5.1 all direct costs and expenses of operating the Bushton Plant;

5.2 all costs of maintenance of the equipment at the Bushton Plant and all costs of depreciation of the equipment at the Bushton Plant that is not subject to the Equipment Leases;

5.3 overhead reasonably attributable to the operation of the Bushton Plant;

5.4 $949,140 per month from April 2006 through April 2012, and $765,435 on May 1, 2012;

5.5 all taxes and insurance expenses (including but not limited to insurance expenses incurred to meet applicable requirements of the Equipment Leases) attributable to the Bushton Plant;

5.6 all capital expenditures incurred in accordance with this Agreement related to the Bushton Plant;

5.7 all insurance deductibles associated with any loss or claim covered by insurance relating to the Bushton Plant or the Bushton Equipment or the operations thereof; and

5.8 all other costs and expenses incurred by OBPI related to the operation of the Bushton Plant (other than (i) “Base Rent” (as defined in the Equipment Leases) payable under the Equipment Leases through the end of the “Base Lease Term” (as defined in the Equipment Leases) and (ii) costs and expenses incurred due to the gross negligence or willful misconduct of OBPI).

6. Invoices.

6.1 OBPI will send one monthly invoice to OFS covering all of the amounts payable by OFS to OBPI under this Agreement. OFS shall pay each invoice by wire transfer or other means of immediate payment within fifteen (15) days of the invoice date without setoff or deduction of any kind except as provided in Section 6.2. Any late payment by OFS shall incur a late fee of ten percent (10%) per annum, calculated from the due date until the date of payment. In the event that any invoice is based on estimated costs, OBPI shall make adjustments by increasing or decreasing the costs in the invoice subsequent to the determination of the actual costs.

6.2 In the event that a dispute arises as to the amount of any statement or invoice or any portions thereof submitted pursuant to Section 6.1, the Parties will resolve the dispute in accordance with this Section 6.2 and Section 6.3 below. Pending resolution of the dispute, OFS may withhold payment of the amounts on an invoice or statement to the extent such amounts are disputed in good faith, but shall pay all charges on such invoice or statement that are not so disputed. If OFS disputes any amount on an invoice or statement it shall promptly notify OBPI in writing of such disputed amounts and the reasons each such charge is disputed. OBPI shall provide OFS with sufficient records relating to the disputed charge to enable the Parties to resolve the dispute. In the event the determination is made that OFS should have paid the disputed amount, OFS shall promptly pay the disputed amount, with interest on the disputed amount at a rate of ten percent (10%) per annum, calculated from and after the original due date of such invoice until the date of payment. If OFS paid the disputed amount, but such disputed amount is ultimately determined not to have been payable, then OBPI shall refund to OFS the disputed amount, with interest on the disputed amount at a rate of ten percent (10%) per annum, calculated from and after the date OBPI received the payment to the date of the refund. Payment by OFS of a disputed amount shall not be deemed a waiver of the right of OFS to recoup any contested portion of any bill or statement.

6.3 In the event of a dispute under this Section 6, the Parties shall, during the fifteen (15) days after notice of such a dispute, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the dispute. Such determination shall be final and binding upon the Parties. The cost of such review and report shall be borne equally by each Party involved in the dispute.

6.4 OFS and its designated representatives, after fifteen (15) days notice in writing to OBPI, shall have the right during normal business hours to audit, at OFS’s expense, all books and records of OBPI related to the Services provided hereunder. Such audits shall not be commenced more often than twice each calendar year. OFS shall have two (2) years after the close of a calendar year in which to make an audit of OBPI’s records for such calendar year. Absent fraud or intentional concealment or misrepresentation by OBPI or its employees, OBPI shall neither be required nor permitted to adjust any item unless a claim therefor is presented or adjustment is initiated within two (2) years after the close of the calendar year in which the statement therefor is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct. OBPI shall use reasonable commercial efforts to obtain similar audit rights from contractors, consultants and suppliers engaged to perform any of the Services on behalf of OBPI.

7. Limitation of Liability and Indemnities.

7.1 In addition to the obligations of OFS under Section 5, OFS agrees to indemnify, defend and hold harmless OBPI and its Affiliates and their respective employees, officers, directors, representatives and agents harmless from and against all claims, losses, costs, damages and expenses (including, without limitation, attorneys’ fees and expenses), penalties and liabilities (collectively, “Liabilities”) (i) arising out of the acts (or failure to act) by any such Persons in connection with the performance by such Persons of Services contemplated by this Agreement, (ii) except to the extent that ONEOK has specifically agreed to indemnify the NBP Partnerships pursuant to the Contribution Agreement, arising out of the ownership, operation and maintenance of the Bushton Plant at any time prior to or after the date of this Agreement or (iii) except to the extent that ONEOK has specifically agreed to indemnify the NBP Partnerships pursuant to the Contribution Agreement, of or attributable to OBPI, whether arising or incurred prior to or after the date of this Agreement, and in the case of (i), (ii) and (iii) above, REGARDLESS OF WHETHER OBPI OR SUCH OTHER PERSONS OR ENTITIES MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT NEITHER OBPI NOR ANY OF SUCH OTHER PERSONS AND ENTITIES SHALL BE INDEMNIFIED FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OBPI OR SUCH OTHER PERSONS OR ENTITIES.

7.2 OBPI and ONEOK jointly and severally agree to indemnify, defend and hold harmless OFS and its Affiliates, and their respective employees, officers, directors, representatives and agents, harmless from and against all Liabilities arising out of any willful or grossly negligent breach of this Agreement by OPBI or ONEOK, REGARDLESS OF WHETHER OFS OR SUCH OTHER PERSONS OR ENTITIES MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT IN CONNECTION THEREWITH; PROVIDED,

HOWEVER, THAT NEITHER OFS NOR ANY OF SUCH OTHER PERSONS AND ENTITIES SHALL BE INDEMNIFIED FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OFS OR SUCH OTHER PERSONS OR ENTITIES.

7.3 It is understood and agreed that in the event that OBPI is made a defendant in any suit, action or proceeding for which it is entitled to be indemnified pursuant to this Agreement, and OFS fails or refuses to timely assume the defense thereof, after having been notified by OBPI to do so, then OBPI may compromise, settle or defend any such claim, and OFS shall be bound and obligated to reimburse OBPI for the amount expended by OBPI in settling and compromising any such claim, or for the amount expended by OBPI in paying any judgment rendered therein, in all cases together with all reasonable attorneys’ fees and costs incurred by OBPI party for defense or settlement of such claim. Any judgment rendered against OBPI or amount expended by OBPI in compromising or settling such claim, together with all reasonable attorneys’ fees and costs, shall be conclusive as determining the amount for which OFS is liable to reimburse OBPI hereunder.

8. Force Majeure.

8.1 Subject to the standards set forth in Section 8.2, if, by reason of force majeure (as defined in Section 8.2 below), OBPI is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and if OBPI gives notice and reasonable particulars of such force majeure to OFS within a reasonable time after the occurrence of the cause relied on, upon giving such notice, so far as and to the extent that OBPI is affected by such force majeure, OBPI shall not be liable on account of such inability to perform during the continuance of any inability so caused; provided, however, (i) OBPI shall use commercially reasonable efforts to recommence performance of the affected Services as promptly as possible (except that OBPI shall not be required to rebuild or restore any part of the Bushton Plant or the Bushton Equipment that is lost or destroyed and as to which applicable insurance proceeds are not made available to OBPI for such purposes under the terms of the Equipment Leases) and (ii) an event of force majeure shall not excuse any payment required hereunder.

8.2 The term “force majeure” as employed in this Agreement shall mean any event or condition not reasonably within the control of the Party claiming force majeure and not caused, in whole or in part, by the acts or omissions of the Party so affected by force majeure, including but not limited to the following: acts of God; strikes, lockouts or industrial disputes or disturbances; civil disturbances; arrests and restraints from rulers of people; interruptions by government, administrative agency or court orders, other than as a result of a failure to comply with laws or the terms of any Operative Agreement; present and future valid orders, decisions or rulings of any governmental or administrative entity having proper jurisdiction, other than as a result of a failure to comply with laws or the terms of any Operative Agreement; acts of a public enemy; wars; acts of terrorism; riots; blockades; insurrections; inability to secure materials by reason of allocations promulgated by authorized governmental agencies; epidemics; landslides; lightning; earthquakes; fire; storm; floods; and washouts.

9. Notices.

9.1 All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the fourth day after mailing, if mailed by certified mail, return receipt requested, or (iii) the day of transmission, if sent by facsimile or telecopy during regular business hours, or the day after transmission if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the Parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to OBPI, to:

ONEOK, Inc.

100 West 5th Street

Tulsa, OK 74103

Attn: General Counsel

Facsimile: (918) 588-7971

If to OFS:

ONEOK Field Services Company, L.L.C.

c/o Northern Border Partners, L.P.

13710 FNB Parkway

Omaha, NE 68154-5200

Attention: General Counsel

Facsimile: (402) 492-7480

10. Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. Any waiver by a Party of a condition to its obligation to perform this Agreement shall be without prejudice to the rights or remedies such Party may have arising out of any breach of any other representation, warranty, covenant or other agreement hereunder not specifically waived.

11. Entire Agreement. This Agreement is the entire agreement of the parties related to the subject matter hereof and may be amended only by a written amendment executed by both Parties.

12. Prohibition of Assignment. OBPI shall not assign this Agreement or any of OBPI’s rights hereunder nor shall this Agreement or any of OBPI’s rights or obligations hereunder be transferable on OBPI’s part by operation of law or otherwise. OFS shall not assign this Agreement or any of OFS’s rights hereunder, nor shall this Agreement or any of OFS’s rights or obligations hereunder be transferable on OFS’s part by operation of law or otherwise, except to an Affiliate of OFS.

13. Captions. The captions contained in this Agreement are for reference only and are not part of this Agreement.

14. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

16. Gender Neutral. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, the singular shall include the plural and the plural the singular, in each case as the context may require.

17. Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18. No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

19. Governing Law; Venue. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma. The Parties submit to the jurisdiction of any state or federal court in Tulsa County, Oklahoma in any suit to enforce any claim arising out of this Agreement.

20. Future Cooperation. Each of the Parties will do, execute, acknowledge and deliver all such further acts, deeds, agreements, instruments, conveyances, transfers and assurances as may be necessary or appropriate in order to fully effectuate the intent of the Parties in entering into this Agreement. No Party hereto shall take any actions or omit to take any actions, as the case may be, with the intent of frustrating the intent of the Parties in entering into this Agreement.

Dated effective as of the 1st day of April, 2006.

ONEOK BUSHTON PROCESSING, INC., a Delaware corporation

By:	/s/ David Kyle

“OBPI”

ONEOK, INC., an Oklahoma corporation

By:	/s/ David Kyle

“ONEOK”

ONEOK FIELD SERVICES COMPANY, L.L.C., an Oklahoma limited liability company

By:	/s/ David Kyle

“OFS”

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